UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2022

Apollo Debt Solutions BDC

(Exact name of Registrant as specified in its charter)

Delaware	814-01424	86-195058
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9 West 57th Street New York, New York	10019
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code): (212) 515-3200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.02.Unregistered Sale of Equity Securities

As of July 1, 2022, the Apollo Debt Solutions BDC (the “Fund,” “ADS,” “we” or “our”) sold unregistered Class I common shares of beneficial interest (with the final number of shares being determined on July 25, 2022) to feeder vehicles primarily created to hold the Fund’s Class I shares. The offer and sale of these Class I shares was exempt from the registration provisions of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) and/or Regulation S thereunder (the “Private Offering”). The following table details the shares sold:

Date of Unregistered Sale	Amount of Class I Common Shares	Consideration
As of July 1, 2022 (number of shares finalized on July 25, 2022)	1,508,775	$34,507,645

Item 7.01. Regulation FD Disclosures

July 2022 Distributions

On July 25, 2022, the Fund declared distributions for each class of its common shares of beneficial interest (the “Shares”) in the amount per share set forth below:

	Gross Distribution	Shareholder Servicing and/or Distribution Fee	Net Distribution
Class I Common Shares	$0.1408	$0.0000	$0.1408
Class S Common Shares	$0.1408	$0.0165	$0.1243
Class D Common Shares	$0.1408	$0.0049	$0.1359

The distributions for each class of Shares are payable to shareholders of record as of the open of business on July 29, 2022 and will be paid on or about August 29, 2022. These distributions will be paid in cash or reinvested in shares of the Fund’s Shares for shareholders participating in the Fund’s distribution reinvestment plan.

Item 8.01. Other Events.

Net Asset Value and Portfolio Update

The net asset value (“NAV”) per share of each class of the Fund as of June 30, 2022, as determined in accordance with the Fund’s valuation policy, is set forth below.

NAV as of June 30, 2022
Class I Common Shares	$22.87
Class S Common Shares	$22.87
Class D Common Shares	$22.87

As of June 30, 2022, the Fund’s aggregate NAV was $1.7 billion, the fair value of its investment portfolio was $3.7 billion and it had $1.9 billion of principal debt outstanding, resulting in a debt-to-equity leverage ratio of approximately 1.13 times. The Fund’s net leverage ratio as of June 30, 2022 was approximately 1.23 times (1).

(1)

The Fund’s net leverage ratio is defined as debt outstanding plus payable for investments purchased, less receivable for investments sold, less cash and cash equivalents, less foreign currencies, divided by net assets.

Status of Offering

The Fund is currently publicly offering on a continuous basis up to $5.0 billion in Shares (the “Offering”). Additionally, the Fund has sold unregistered shares as part of the Private Offering. The following table lists the Shares issued and total consideration for both the Offering and the Private Offering as of the date of this filing. The Fund intends to continue selling Shares in the Offering and the Private Offering on a monthly basis.

	Common Shares Issued	Total Consideration
Offering:
Class I Common Shares	5,035,341	$119,158,281
Class S Common Shares	6,783,747	$164,705,304
Class D Common Shares	29,294	$670,000
Private Offering:
Class I Common Shares	66,138,695	$1,642,518,566
Class S Common Shares	—	—
Class D Common Shares	—	—

Total Offering and Private Offering *	77,987,077	$1,927,052,150

*	Amounts may not sum due to rounding.

Portfolio Commentary

(All figures as of June 30, 2022, unless otherwise noted)

The public credit markets continued to experience volatility in the second quarter as inflation, rising rates, recessionary concerns, and ongoing supply chain disruptions continued to dampen investor sentiment. Year-to-date returns through June 30, 2022 were negative across asset classes, including high yield bonds (-14.0%), investment grade bonds (-14.4%), and leveraged loans (-4.6%).1 In the leveraged loan market, lower demand from slower CLO originations and loan fund net outflows was the predominate driver of secondary loan prices declining to 92.2 at June 30, 2022, compared to 98.6 at the beginning of the year.2 Credit fundamental however have remained relatively stable as leveraged loan default rates continue to hover near historical lows at 0.68% in June, far below the long-term average loan default rate of 3.1%.3 Given the challenging demand picture for leveraged loans, institutional new-issuance volume was down 49% year-to-date through June 30, 2022 compared to the same period last year, and in order for loan transactions to clear the market, meaningfully higher spreads and steeper original issue discounts were required compared to the beginning of the year.2

We believe the significant drop off in capital availability for issuers in the leveraged finance market, alongside a more attractive pricing environment, have translated into a very constructive environment for ADS’s large cap direct originations strategy. In the second quarter, the Fund closed on $1.6 billion of directly originated loan commitments at a weighted average spread of 591 basis points, representing an increase of 61 basis points compared to the Fund’s directly originated loans funded in the first quarter.4 The new direct investments this quarter continue to be characterized by scaled, defensive underlying business models with healthy cash flow generation and conservative leverage profiles. The weighted average yield at amortized cost of new direct investments in the Fund during the second quarter was 7.68%. As of June 30, 2022, the weighted average yield at amortized cost across our entire portfolio was 6.88%. We believe the asset-level yield on our portfolio will continue to increase in the period ahead as we further increase the proportion of large cap direct originations in the portfolio and as the base rates on our loans reset in this rising rate environment.5

As of June 30, 2022, our portfolio was $3.7 billion based on fair market value across 128 issuers and 44 industries. 98% of the portfolio was first lien and 97% of the portfolio was floating rate based on fair market value. The median EBITDA of our portfolio companies was $276 million, and the weighted average net leverage, net loan-to-value, and interest coverage of portfolio companies remained stable at 4.6x, 41%, and 3.1x, respectively.6 We had no loans on non-accruals status as of June 30, 2022. The Fund’s NAV movement in the second quarter continued to be primarily driven by the technical sell-off in the leveraged loan market. As of June 30, 2022, the weighted average fair value mark of the liquid loans in our portfolio was 92.4, compared to 99.0 as of March 31, 2022. With the conservative credit profile of our liquid loan investments, namely a weighted average net leverage of 4.6x, net loan-to-value of 44% and interest coverage of 3.2x, we believe that we are well covered on our principal investment.6 As we continue to fund our robust pipeline of large cap direct originations, we expect that the Fund’s NAV volatility, which year-to-date has been primarily attributable to the liquid loan portion of the portfolio, will recede over time.5

As previously disclosed, in June, the Fund received its first investment grade rating from DBRS Morningstar, which we believe is a testament to the quality and defensive nature of the portfolio, as well as the sourcing and investment benefits of being part of the $370 billion Apollo credit platform. In June, commitments under the Fund’s revolving credit facility was upsized by $250 million to $2.085 billion with the addition of two new bank lenders. In July, the Fund closed a new $250 million SPV facility from Goldman Sachs.

Select Recent Transaction Highlight:

Chernin Entertainment / The North Road Company

In June 2022, Apollo sole-led a $300 million senior secured credit facility to support the formation of The North Road Company, a global multi-genre film and TV studio run by Peter Chernin. The formation combines Chernin Entertainment, an independent production company with a balanced portfolio across film and TV, and newly acquired Red Arrow, a collection of 6 U.S. TV production companies offering premium non-scripted content. Apollo was able to sole-lead the transaction due to its ability to meet the bespoke needs of the borrower.

Tivity Health

In June 2022, Apollo served as joint lead arranger and bookrunner on a $1.2 billion senior secured credit facility to support Stone Point’s take-private buyout of Tivity Health. Tivity is a leading provider of healthy life-changing solutions through various brands primarily targeted at 65+ year old individuals. Due to Apollo’s close relationship with Stone Point and knowledge of the sector, Apollo was able to move quickly with a leadership role in the financing.

Access Group

In June 2022, Apollo served as senior lender on a £3.6 billion unitranche financing consisting of a £2.3 billion unitranche term loan, £1.2 billion senior secured credit acquisition facility, and £150 million revolver, which supported the refinancing of Access Group’s existing debt. Access Group is a provider of full-suite mission-critical business software solutions, serving more than 60,000 customers across the U.K. and Asia Pacific. Pricing on the facility is E+575. Apollo was approached to participate in the refinancing due to its relationship with the sponsors, Hg Capital and TA Associates, and its ability to commit in size. The transaction represents the largest European private credit unitranche financing to date.

1.	Bloomberg.
2.	S&P/LSTA Leveraged Loan Index, average bid price for secondary loan prices cited; S&P Leveraged Commentary & Data for issuance data.
3.	J.P. Morgan research, Default Monitor, July 1, 2022.
4.	Represents weighted average spread on funded amount only.
5.	Given the market volatility, there is no guarantee we will be able to consummate the transactions in our pipeline and /or that our portfolio yield will continue to increase in the period ahead.
6.	Based on latest information tracked on our portfolio companies.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APOLLO DEBT SOLUTIONS BDC

Date: July 25, 2022	By:	/s/ Joseph Glatt
	Name:	Joseph Glatt
	Title:	Chief Legal Officer and Secretary

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